Exhibit 5

[Letterhead of Morgan, Lewis & Bockius LLP]

October 28, 2015

NextEra Energy Partners, LP

700 Universe Boulevard

Juno Beach, Florida 33408

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

As counsel to NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”), we have participated in the preparation of a registration statement on Form S-3 (the “Registration Statement”) to be filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of $150,000,000 in aggregate offering price of common units representing limited partner interests in NEP (the “Common Units”).

In connection with this opinion letter, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matter covered hereby. We have assumed that there will be no changes to such documents and records, or expiration thereof, after the date hereof which would affect the opinion expressed herein.

Based upon the foregoing, we are of the opinion that, when (a) the Board of Directors of the general partner of NEP (or a duly appointed committee thereof) shall have adopted appropriate resolutions (the “Resolutions”) approving and authorizing NEP’s issuance and sale of the Common Units, and (b) the Common Units shall have been issued and sold in compliance with NEP’s First Amended and Restated Agreement of Limited Partnership, dated as of July 1, 2014, for the consideration contemplated by the Resolutions and otherwise as contemplated by the Registration Statement and a prospectus supplement and each purchase, underwriting, distribution or similar agreement relating to the sale of the Common Units, the Common Units will be validly issued, and holders of the Common Units will have no obligation to make payments or contributions to NEP or its creditors solely by reason of their ownership of the Common Units.

This opinion is limited to the Delaware Revised Uniform Limited Partnership Act as in effect on the date hereof, and we do not express any opinion as to the effect of any other laws on the opinion herein stated.

We hereby consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legal Matters” and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP